EXHIBIT 12.1

Computation of Earnings to Fixed Charges

The following table sets forth HomeBanc Corp.’s consolidated ratios of earnings to fixed charges for the periods shown:

	For the Three Months Ended March 31,
	2006	2005
	(Dollars in thousands)
Fixed Charges
Interest expense	$64,414	$30,416
Capitalized interest expense	303	—
Rental expense interest	1,061	954
Total	$65,778	$31,370

Earnings
Pre-tax income	$292	$(11,066)
Income from equity investees	(514)	(376)
Fixed charges	65,778	31,370
Amortization of capitalized interest	—	—
Minority interest	52	25
Total	$65,608	$19,953
Ratio	1.00	0.64
Deficiency	$170	$11,417

The following table sets forth HBMC’s ratios of earnings to fixed charges for the periods shown:

	For the Three Months Ended March 31,
	2006	2005
	(Dollars in thousands)
Fixed Charges
Interest expense	$4,707	$5,931
Capitalized interest expense	303	—
Rental expense interest	1,061	954
Total	$6,071	$6,885

Earnings
Pre-tax income	$(25,520)	$(22,117)
Income from equity investees	(241)	(376)
Fixed charges	6,071	6,884
Amortization of capitalized interest	—	—
Minority interest	52	25
Total	$(19,638)	$(15,584)
Ratio	(3.23)	(2.26)
Deficiency	$25,709	$22,469